Exhibit 99.1

News Release

International Paper Names New Leaders

Tim Nicholls named Executive Vice President and President of DS Smith, an International Paper company

Lance Loeffler named Senior Vice President and Chief Financial Officer

MEMPHIS, Tenn.—February 28, 2025 – International Paper (NYSE: IP; LSE: IPC) today announced changes to its executive leadership team.

Tim Nicholls has been named Executive Vice President and President of DS Smith, an International Paper company, reporting to Chairman and Chief Executive Officer Andy Silvernail. Tim has more than 30 years of industry experience including a variety of business and finance leadership roles. He has served as the CFO of International Paper since 2018 and also held the CFO role from 2007 to 2011. From 2014 to 2018, Tim led IP’s Packaging business in North and South America and earlier in his career he was based in Europe as the VP and CFO for IP Europe. He led the IP side of the integration planning for the combination with DS Smith and served as the interim leader of the combined business in EMEA since the close of the transaction.

“Tim is an exceptional leader with a passion for people and results. I look forward to working with him in this new leadership role where he can continue to build a strong team that will drive excellence,” said Silvernail.

Lance Loeffler will join International Paper as Senior Vice President and Chief Financial Officer (CFO), reporting to Silvernail. Throughout his more than 25-year career, he has worked in finance, strategy and business leadership roles at UBS Investment Bank, Deutsche Bank Securities and Halliburton. At Halliburton he served as CFO for four years and most recently was the SVP, Middle East and North Africa Region. Loeffler holds an MBA with concentrations in finance and accounting and a bachelor’s degree in finance from Red McCombs School of Business at The University of Texas at Austin.

“We are thrilled to have Lance join the IP team,” Silvernail added. “Lance is an effective and experienced CFO and public company leader with a proven track record of performance. He will be an incredible asset in supporting International Paper’s transformational journey as a leading producer of sustainable packaging solutions in North America and EMEA.”

About International Paper

International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting www.internationalpaper.com

Media Contact:

Amy Simpson

901-419-4964

newsroom@ipaper.com